Exhibit 99.1

Apple Reports Fourth Quarter Results

6.9 Million iPhones Sold

Mac Sales Reach All-Time High

CUPERTINO, California—October 21, 2008—Apple® today announced financial results for its fiscal 2008 fourth quarter ended September 27, 2008. The Company posted revenue of $7.9 billion and net quarterly profit of $1.14 billion, or $1.26 per diluted share. These results compare to revenue of $6.22 billion and net quarterly profit of $904 million, or $1.01 per diluted share, in the year-ago quarter. Gross margin was 34.7 percent, up from 33.6 percent in the year-ago quarter. International sales accounted for 41 percent of the quarter’s revenue.

In accordance with the subscription accounting treatment required by GAAP, the Company recognizes revenue and cost of goods sold for iPhone™ and Apple TV® over their economic lives. Adjusting GAAP sales and product costs to eliminate the impact of subscription accounting, the corresponding non-GAAP measures* for the quarter are $11.68 billion of “Adjusted Sales” and $2.44 billion of “Adjusted Net Income.”

Apple shipped 2,611,000 Macintosh® computers during the quarter, representing 21 percent unit growth and 17 percent revenue growth over the year-ago quarter. The Company sold 11,052,000 iPods during the quarter, representing eight percent unit growth and three percent revenue growth over the year-ago quarter. Quarterly iPhone units sold were 6,892,000 compared to 1,119,000 in the year-ago-quarter.

“Apple just reported one of the best quarters in its history, with a spectacular performance by the iPhone—we sold more phones than RIM,” said Steve Jobs, Apple’s CEO. “We don’t yet know how this economic downturn will affect Apple. But we’re armed with the strongest product line in our history, the most talented employees and the best customers in our industry. And $25 billion of cash safely in the bank with zero debt.”

“We’re very pleased to have grown revenue 35 percent and to have generated $9.1 billion in cash in fiscal 2008,” said Peter Oppenheimer, Apple’s CFO. “Looking ahead, visibility is low and forecasting is challenging, and as a result we are going to be prudent in predicting the December quarter. We are providing a wide range for our guidance, targeting revenue of $9.0 to $10.0 billion and earnings per diluted share between $1.06 and $1.35.”

Apple will provide live streaming of its Q4 2008 financial results conference call utilizing QuickTime®, Apple’s standards-based technology for live and on-demand audio and video streaming. The live webcast will begin at 2:00 p.m. PDT on Tuesday, October 21, 2008 at www.apple.com/quicktime/qtv/earningsq408/ and will also be available for replay for approximately two weeks thereafter.

*Non-GAAP Financial Measures

During fiscal 2007, the Company began selling the iPhone and Apple TV. Because the Company may provide unspecified features and additional software products to iPhone and Apple TV customers in the future free of charge, in accordance with GAAP the Company recognizes revenue and cost of goods sold for these products on a straight-line basis over their economic lives, with any loss recognized at the time of sale. Currently, the economic lives of these products are estimated to be 24 months. This accounting treatment, referred to as subscription accounting, results in the deferral of almost all of the revenue and cost of goods during the quarter in which the products are sold to the customer. Other costs related to these products, including costs for engineering, sales, marketing and warranty, are expensed as incurred. Further, the costs to develop any future unspecified features and additional software products that may eventually be provided to customers also are expensed as incurred. In contrast, the Company generally recognizes revenue and cost of goods sold for its other products, such as Macs and iPods, at the time of sale, as the Company does not provide future unspecified features or additional software products to those customers free of charge.

In July 2008, the Company began selling iPhone 3G, the second-generation iPhone, and significantly expanded distribution by establishing carrier relationships in over 70 countries. Unit sales of iPhone 3G have been significantly greater than sales of the first-generation iPhone. During the first quarter of iPhone 3G availability ended September 27, 2008, 6.9 million units were sold, exceeding the 6.1 million first-generation iPhone units sold in the prior five quarters combined. As a result of this growth in unit sales, the amount of iPhone revenue and product cost that the Company deferred for recognition in future periods under subscription accounting increased materially in the quarter ended September 27, 2008.

While the GAAP results provide significant insight into the Company’s operations and financial position, management supplements its analysis of the business using financial measures that look at the total sales, related product costs and resulting income for iPhones and Apple TVs sold to customers during the period. The presentation at the end of this press release includes the following non-GAAP measures: “Adjusted Sales,” “Adjusted Cost of Sales,” “Adjusted Gross Margin,” “Adjusted Operating Margin,” “Adjusted Income before Provision for Income Taxes,” “Adjusted Provision for Income Taxes,” “Adjusted Net Income” and “Adjusted Diluted Earnings per Share.” These financial measures are not consistent with GAAP because they do not reflect the deferral of revenue and product costs for recognition in later periods. The Company uses these financial measures, along with other measures discussed below, to provide additional insight into current operating and business trends not readily apparent from the GAAP results.

Management uses Adjusted Sales to evaluate the Company’s growth rate, revenue mix and performance relative to competitors. Given the significant increase in iPhone unit sales during the quarter ended September 27, 2008, Adjusted Sales provides a meaningful measurement of the Company’s growth by reflecting amounts generally due to Apple at the time of sale related to products sold within the period. Further, eliminating the effects of deferred revenue (current sales deferred to future periods and prior sales being recognized currently) provides more transparency into the Company’s underlying sales trends. Management uses the non-GAAP measures of “Adjusted Cost of Sales,” “Adjusted Gross Margin” and “Adjusted Operating Margin” to measure the Company’s operating performance based on current period iPhone and Apple TV sales and to facilitate on-going operating decisions. Additionally, because the Company recognizes engineering, sales, and marketing expenses as incurred, including expenses related to iPhone and Apple TV, management uses Adjusted Sales to evaluate returns on those costs, to manage year-over-year operating expense growth, and to budget future expenses.

Furthermore, because they are considered meaningful indicators of current business performance, the non-GAAP measures “Adjusted Sales” and “Adjusted Operating Margin” are metrics that will factor into the determination of management compensation beginning in fiscal year 2009. Finally, management uses the non-GAAP measures of “Adjusted Income before Provision for Income Taxes,” “Adjusted Provision for Income Taxes,” “Adjusted Net Income” and “Adjusted Diluted Earnings per Share” to measure the Company’s operating performance based on current period iPhone and Apple TV sales, to facilitate on-going operating decisions, and compare performance relative to competitors.

Management believes that these non-GAAP financial measures, when taken together with the corresponding consolidated GAAP measures and related segment information, provide incremental insight into the underlying factors and trends affecting both the Company’s performance and its cash generating potential. Management believes these non-GAAP measures increase the transparency of the Company’s current results and enable investors to more fully understand trends in its current and future performance. Beginning with this earnings release, the Company plans to include these non-GAAP measures of financial performance as part of its earnings releases.

Cautions on Use of Non-GAAP Measures

As noted previously, these non-GAAP financial measures are not consistent with GAAP because they do not reflect the deferral of revenue and product costs for recognition in later periods. These non-GAAP financial measures do not adjust for the costs associated with the Company’s intention to provide unspecified new features and software to purchasers of iPhone and Apple TV products. These costs are expensed as incurred under GAAP’s subscription accounting model, and are not adjusted in these non-GAAP financial measures. As such, these non-GAAP financial measures are not intended to reflect in a given period all of the costs of sales made in that period. Rather, the non-GAAP financial measures presented below are intended for the limited purpose of presenting performance measures that include the total sales, related product costs, and resulting income for iPhones and AppleTVs in the period those products are sold to customers.

Management believes investors will benefit from greater transparency in referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures;

•

these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles;

•

these non-GAAP financial measures are not presented with comparable non-GAAP financial measures for prior periods, although management intends to continue to track and present these non-GAAP financial measures for future periods; and

•

until management presents comparable non-GAAP financial measures for additional periods, these non-GAAP financial measures do not provide any information regarding trends in the Company’s performance and, as such, investors should not assume that the presentation of these non-GAAP financial measures reflects any positive or negative trends in the Company’s performance.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure or measures appears at the end of this press release.

This press release contains forward-looking statements including without limitation those about the Company’s estimated revenue and earnings per share. These statements involve risks and uncertainties, and actual results may differ. Risks and uncertainties include without limitation the effect of competitive and economic factors, and the Company’s reaction to those factors, on consumer and business buying decisions with respect to the Company’s products; potential litigation from the matters investigated by the special committee of the board of directors and the restatement of the Company’s consolidated financial statements; continued competitive pressures in the marketplace; the ability of the Company to deliver to the marketplace and stimulate customer demand for new programs, products, and technological innovations on a timely basis; the effect that product transitions, changes in product pricing or mix, and/or increases in component costs could have on the Company’s gross margin; the inventory risk associated with the Company’s need to order or commit to order product components in advance of customer orders; the continued availability on acceptable terms, or at all, of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; the effect that the Company’s dependency on manufacturing and logistics services provided by third parties may have on the quality, quantity or cost of products manufactured or services rendered; the Company’s reliance on the availability of third-party digital content; the potential impact of a finding that the Company has infringed on the intellectual property rights of others; the effect that product and service quality problems could have on the Company’s sales and operating profits; the Company’s reliance on sole service providers for iPhone in certain countries; war, terrorism, public health issues, and other circumstances that could disrupt supply, delivery, or demand of products; unfavorable results of other legal proceedings; and the Company’s dependency on the performance of distributors and other resellers of the Company’s products. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 29, 2007; its Forms 10-Q for the quarters ended December 29, 2007, March 29, 2008 and June 28, 2008; and its Form 10-K for the fiscal year ended September 27, 2008, to be filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Today, Apple continues to lead the industry in innovation with its award-winning computers, OS X operating system and iLife and professional applications. Apple is also spearheading the digital media revolution with its iPod portable music and video players and iTunes online store, and has entered the mobile phone market with its revolutionary iPhone.

Press Contact:

Steve Dowling

Apple

dowling@apple.com

(408) 974-1896

Investor Relations Contacts:

Nancy Paxton

Apple

paxton1@apple.com

(408) 974-5420

Joan Hoover

Apple

hoover1@apple.com

(408) 974-4570

NOTE TO EDITORS: For additional information visit Apple’s PR website (www.apple.com/pr/), or call Apple’s Media Helpline at (408) 974-2042.

© 2008 Apple Inc. All rights reserved. Apple, the Apple logo, Mac, Mac OS, Macintosh, iPhone, Apple TV and QuickTime are trademarks of Apple. Other company and product names may be trademarks of their respective owners.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended		Twelve Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$7,895	$6,217	$32,479	$24,006
Cost of sales (1)	5,156	4,127	21,334	15,852

Gross margin	2,739	2,090	11,145	8,154

Operating expenses:
Research and development (1)	298	207	1,109	782
Selling, general, and administrative (1)	999	823	3,761	2,963

Total operating expenses	1,297	1,030	4,870	3,745

Operating income	1,442	1,060	6,275	4,409
Other income and expense	140	170	620	599

Income before provision for income taxes	1,582	1,230	6,895	5,008
Provision for income taxes	446	326	2,061	1,512

Net income	$1,136	$904	$4,834	$3,496

Earnings per common share:
Basic	$1.28	$1.04	$5.48	$4.04
Diluted	$1.26	$1.01	$5.36	$3.93

Shares used in computing earnings per share:
Basic	887,110	870,881	881,592	864,595
Diluted	904,786	895,666	902,139	889,292

(1) Includes stock-based compensation expense as follows:
Cost of sales	$21	$10	$80	$35
Research and development	$52	$21	$185	$77
Selling, general, and administrative	$68	$37	$251	$130

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	September 27, 2008	September 29, 2007
ASSETS:
Current assets:
Cash and cash equivalents	$11,875	$9,352
Short-term investments	12,615	6,034
Accounts receivable, less allowances of $47 in each period	2,422	1,637
Inventories	509	346
Deferred tax assets	1,447	782
Other current assets	5,822	3,805

Total current assets	34,690	21,956
Property, plant and equipment, net	2,455	1,832
Goodwill	207	38
Acquired intangible assets, net	285	299
Other assets	1,935	1,222

Total assets	$39,572	$25,347

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$5,520	$4,970
Accrued expenses	8,572	4,310

Total current liabilities	14,092	9,280
Non-current liabilities	4,450	1,535

Total liabilities	18,542	10,815

Commitments and contingencies

Shareholders' equity:
Common stock, no par value; 1,800,000,000 shares authorized; 888,325,973 and 872,328,972 shares issued and outstanding, respectively	7,177	5,368
Retained earnings	13,845	9,101
Accumulated other comprehensive income	8	63

Total shareholders' equity	21,030	14,532

Total liabilities and shareholders' equity	$39,572	$25,347

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Twelve Months Ended
	September 27, 2008	September 29, 2007
Cash and cash equivalents, beginning of the period	$9,352	$6,392

Operating Activities:
Net income	4,834	3,496
Adjustments to reconcile net income to cash generated by operating activities:
Depreciation, amortization, and accretion	473	317
Stock-based compensation expense	516	242
Provision for deferred income taxes	(368)	78
Loss on disposition of property, plant, and equipment	22	12
Changes in operating assets and liabilities:
Accounts receivable, net	(785)	(385)
Inventories	(163)	(76)
Other current assets	(1,958)	(1,540)
Other assets	(492)	81
Accounts payable	596	1,494
Deferred revenue	5,642	1,139
Other liabilities	1,279	612

Cash generated by operating activities	9,596	5,470

Investing Activities:
Purchases of short-term investments	(22,965)	(11,719)
Proceeds from maturities of short-term investments	11,804	6,483
Proceeds from sales of short-term investments	4,439	2,941
Purchases of long-term investments	(38)	(17)
Payments made in connection with business acquisitions, net of cash acquired	(220)	—
Payment for acquisition of property, plant, and equipment	(1,091)	(735)
Payment for acquisition of intangible assets	(108)	(251)
Other	(10)	49

Cash used in investing activities	(8,189)	(3,249)

Financing Activities:
Proceeds from issuance of common stock	483	365
Excess tax benefits from stock-based compensation	757	377
Cash used to net share settle equity awards	(124)	(3)

Cash generated by financing activities	1,116	739

Increase in cash and cash equivalents	2,523	2,960

Cash and cash equivalents, end of the period	$11,875	$9,352

Supplemental cash flow disclosure:
Cash paid for income taxes, net	$1,267	$863

UNAUDITED CONSOLIDATED SCHEDULE OF DEFERRED REVENUE

(In millions)

	September 27, 2008	June 28, 2008	September 29, 2007
Deferred revenue-current:
iPhone and Apple TV	$3,518	$1,389	$346
AppleCare	599	547	430
Other	736	791	615

Total deferred revenue-current	4,853	2,727	1,391

Deferred revenue-non-current:
iPhone and Apple TV	2,262	632	290
AppleCare	651	597	495
Other	116	107	64

Total deferred revenue-non-current	3,029	1,336	849

Total deferred revenue	$7,882	$4,063	$2,240

UNAUDITED RECONCILIATION OF NON-GAAP TO GAAP RESULTS OF OPERATIONS

(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended September 27, 2008
	As Reported	Non-GAAP Adjustments		Non-GAAP
Net sales	$7,895	$3,787	(a)	$11,682
Cost of sales	5,156	1,975	(b)	7,131

Gross margin	2,739	1,812	(c)	4,551
Operating expenses	1,297	—		1,297

Operating income	1,442	1,812	(c)	3,254
Other income and expense	140	—		140

Income before provision for income taxes	1,582	1,812	(c)	3,394
Provision for income taxes	446	511	(d)	957

Net income	$1,136	$1,301	(e)	$2,437

Earnings per diluted common share	$1.26	$1.43	(f)	$2.69

Shares used in computing diluted earnings per share	904,786			904,786

Footnotes:

(a)	Non-GAAP adjustment to net sales reflect (i) the reversal of the current period's amortization of deferred revenue derived from iPhone handsets and Apple TV units shipped in current and prior periods and (ii) the inclusion of amounts generally due to Apple at the time of sale related to iPhone handsets and Apple TV units shipped in the current period.

(b)	Non-GAAP adjustment to cost of sales reflect (i) the reversal of the current period's amortization of deferred cost related to iPhone handsets and Apple TV units shipped in current and prior periods and (ii) the inclusion of the total cost of iPhone handsets and Apple TV units shipped in the current period. In addition, the non-GAAP adjustment to cost of sales reflects the estimate of the warranty expense in the period when the related product is sold, rather than when the expense is incurred. The non-GAAP adjustment to cost of sales does not reflect the cost of providing unspecified additional software products and upgrades.

(c)	Non-GAAP adjustments to gross margin, operating income and income before provision for income taxes are the difference between non-GAAP adjustments to net sales and non-GAAP adjustments to cost of sales [(a) – (b)].

(d)	Represents the application of the period’s effective tax rate to the non-GAAP adjustments to income before provision for income taxes.

(e)	Represents the after-tax effect of the non-GAAP adjustments to gross margin, operating income and income before provision for income taxes.

(f)	Represents the per share impact of the non-GAAP adjustments to net income.